UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 29, 2022 (April 25, 2022)

Monroe Capital Income Plus Corporation

(Exact name of registrant as specified in its charter)

Maryland	814-01301	83-0711022
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

311 South Wacker Drive, Suite 6400
Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of Director

On April 25, 2022, the board of directors (the “Board”) of Monroe Capital Income Plus Corporation (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), voted to appoint Thomas J. Allison as a Class I director of the Board. In connection with Mr. Allison’s appointment, the Board increased the size of the Board to four directors. Mr. Allison was appointed to serve as a member of the Board until the 2022 annual meeting of stockholders, or until his successor is duly elected and qualified. The Board and the Nominating Committee determined that Mr. Allison is not an “interested person” (as defined in Section 2(a)(19) of the 1940 Act) of the Company.

Mr. Allison is the Principal of Thomas J. Allison & Associates, a senior management services firm. Mr. Allison has served as a director of Monroe Capital Corporation (Nasdaq: MRCC) since 2013. Mr. Allison was a director of MCAP Acquisition Corporation from March 2021 to December 2021. Since 2016, Mr. Allison served as Senior Advisor of Portage Point Partners, an interim management and business advisory firm. Mr. Allison is an Independent Director of Grupo HIMA, the second largest healthcare system in Puerto Rico from 2021 to present. Mr. Allison is a director of Assertio Therapeutics since 2020, where he chairs the Opioid Committee. Mr. Allison is the Independent Director of Virtus Pharmaceuticals since 2022. Mr. Allison has been a member of Aarete Consulting’s Advisory Board since 2016. Mr. Allison served as a director of Katy Industries, a manufacturer of commercial cleaning solutions and consumer storage products from 2017 to 2020, a director of PTC Alliance Group Holdings, a global manufacturer of steel tubing from 2014 to 2020, a director of The NORDAM Group, Inc., an aerospace company from 2019 to 2020, a director of Novum Pharma from 2019 to 2020 and a director of CannaTrac Technology from 2018 to 2020. From 2019 to 2020, Mr. Allison served as Chief Restructuring Officer of Inspirion Delivery Sciences. From September 2018 to January 2019, Mr. Allison was a director of PGHC Holdings, Inc., a restaurant holding company. From May to September 2016, Mr. Allison was a director of Rockpile Energy Services. From April 2015 to August 2016, Mr. Allison was a director of Silver Airways. From June 2014 to February 2015, Mr. Allison was CEO and a director of American Optical Services. From March to November 2014, Mr. Allison was Chairman of the Board and President of Forge Group, Inc., a mining services company. From 2006 until his retirement in 2012, Mr. Allison served as Executive Vice President and Senior Managing Director of Mesirow Financial Consulting, LLC, a full-service financial and operational advisory consulting firm headquartered in Chicago. At Mesirow, Mr. Allison managed complex turnaround situations and advised on major reorganizations and insolvencies. He also served as CEO, CFO or CRO for several clients. From 2002 to 2006, Mr. Allison served as National Practice Leader of the restructuring practice of Huron Consulting Group. From 1988 to 2002, he served in a variety of roles at Arthur Andersen, LLC, including Partner-in-Charge, Central Region Restructuring Practice. Earlier in his career, Mr. Allison served in various capacities at Coopers & Lybrand, an accounting firm, First National Bank of Chicago and the Chicago Police Department. Mr. Allison has previously served as Chairman of the Association for Certified Turnaround Professionals, Chairman and Director of the Turnaround Management Association, is a Fellow in the American College of Bankruptcy and has taught as a guest lecturer at Northwestern University and DePaul University. Mr. Allison received his bachelor of science in commerce and his master of business administration from DePaul University.

Mr. Allison will be entitled to the applicable retainer pursuant to the Company’s director compensation arrangements, under terms consistent with those previously disclosed by the Company.

There is no other arrangement or understanding between Mr. Allison and any other person pursuant to which he was appointed as a Class I director of the Board, nor is there any family relationship between Mr. Allison and any other director of the Company or executive officers of the Company. There are no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company is a participant, the amount involved exceeds $120,000, and in which Mr. Allison had, or will have, a direct or indirect material interest.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 28, 2022, the Board of the Company approved Amended and Restated Bylaws (the “Amended and Restated Bylaws”), effective as of such date. The Amended and Restated Bylaws reduce the stockholder quorum requirement to one-third (1/3) of votes entitled to be cast in order to constitute a quorum for a meeting of stockholders. All of the other provisions of the Company’s bylaws shall remain in full force and effect. A copy of the Amended and Restated Bylaws is attached hereto as Exhibit 3.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statement and Exhibits

Exhibit No.	Description

3.1	Amended and Restated Bylaws, effective April 28, 2022

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monroe Capital Income Plus Corporation

Date: April 29, 2022	By:	/s/ Lewis W. Solimene, Jr.
Lewis W. Solimene, Jr.
Chief Financial Officer, Treasurer and Corporate Secretary